Exhibit 11.1

AUDIOCODES, LTD.

Insider Trading Policy

Generally; Background

a.

This Insider Trading Policy (this “Policy”) provides guidelines to personnel of Audiocodes Ltd. and its subsidiaries (collectively, the “Company” or “AudioCodes”) with respect to transactions in the securities of, and the disclosure of information regarding, the Company, its business partners and other critical counterparties.

It is important that all Company personnel review this Policy carefully. Noncompliance with the Policy is grounds for disciplinary action, including and up to immediate termination for cause. Failure to comply with the policies and procedures set forth below also can result in a serious violation of the U.S. federal and Israeli securities laws by the person trading, leading to potential civil and criminal penalties.

b.

Given the Company is a public company, employees, officers, directors and consultants of the Company and its subsidiaries have responsibilities under federal securities laws regarding trading the Company’s ordinary shares, NIS 0.01 nominal value (the “Ordinary Shares”), or any other of the Company’s securities, and the disclosure of material information about the Company that is not known by the public. It is unlawful to buy or sell securities while in possession of material, non-public information concerning the Company or concerning another company where the information was obtained through Company sources. It also is unlawful to pass such information to others who then trade in the Ordinary Shares or other Company securities. The Securities and Exchange Commission (the “SEC”) aggressively prosecutes persons who trade on the basis of material non-public information.

c.

The Company’s shares are listed on the NASDAQ Stock Market and the Tel Aviv Stock Exchange. Law enforcement officials in both the United States and Israel vigorously pursue violations of the respective insider trading laws of such jurisdictions, which in general, prohibit the purchase or sale of a company’s securities while in possession of material information that has not been publicly disclosed. If we do not take active steps to adopt preventive policies and procedures covering share trading by Company personnel, the consequences could be severe.

d.

We have adopted this Policy to fulfill the Company’s responsibilities as a public company to prevent insider trading and to help our personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy is intended to avoid even the appearance of improper conduct on the part of anyone employed by or associated with our Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct. Compliance with this Policy will help to avoid situations that could tarnish

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this important corporate asset. Should you have any questions regarding this Policy, please contact Niran Baruch, our Chief Financial Officer.

The Consequences

a.

The consequences of insider trading violations can be severe. For individuals who trade on the basis of material non-public information (or disclose material non-public information to others who then trade in the Company’s securities), punishment could include significant fines and imprisonment. Any entity (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading could also be subject to potential liability, including civil and criminal penalties.

b.

The consequences of insider trading violations can be severe and staggering. Individuals may be fined up to $5,000,000 and up to twenty years in prison for engaging in transactions in the Company’s securities at a time when they have knowledge of material non-public information regarding the Company. In addition, the SEC may seek to impose a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made and are often subjected to an injunction against future violations. Finally, under some circumstances, insider traders may be subjected to civil liability in private lawsuits. In addition, according to the Israeli Securities Law, 5728-1968, an insider may be subject to penalties of approximately NIS 2,000,000 or to imprisonment for a term of up to five years. Violators of the insider trading rules can also be barred from serving as officers or directors of public companies, and individuals may be subjected to civil liability in private lawsuits.

c.

Needless to say, any of the above consequences, even an investigation by the SEC or the Israel Securities Authority that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

The Company’s Policy

a.

If an employee, consultant, contractor, director or officer of the Company (each, an “Insider”) has material, non-public information relating to the Company, it is the Company’s policy that neither such Insider nor any related person may engage in any transaction involving the Company’s Ordinary Shares (or other securities), including any gift, offer to purchase or offer to sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. A gift includes any transfer of the Company’s securities in which a person other than the donor acquires a beneficial ownership interest in the securities. This policy also applies to information relating to any other entity, including, without limitation our vendors, suppliers, customers, strategic partners, landlords, or joint venture partners, obtained in the course of service as an Insider. Unless clearly demonstrated otherwise, you should presume that any and all information is material and that it has not been disclosed to the public.

b.

In addition, it is the Company’s policy that no Insider of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material non-public information about an entity (i) with which the Company does business, such as the Company’s distributors, venders, customers and suppliers, or (ii) that is involved in a potential transaction or business relationship with the Company, may engage in

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transactions in that company’s securities until the information becomes public or is no longer material.

c.

The Company has adopted as corporate policy that only the Chief Executive Officer, Chief Financial Officer or other persons specifically designated by them are authorized to speak to the financial community regarding the Company’s financial condition, results of operations or strategic or other business matters. In addition, disclosure of material, non-public information concerning the Company by anyone acting on its behalf (which will generally include directors, officers and employees) can result in sanctions against the disclosing party as well as the Company itself.

d.

Transactions and disclosures that may be necessary or justifiable for independent or personal reasons are not exceptions to these policies. Even the appearance of an improper transaction or disclosure must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. If you have any questions about the Company’s policies, you should promptly contact the Company’s Chief Legal Officer to assist in interpreting these standards.

Material Information.

a.

In general, information is “material” if its disclosure to the public could affect a reasonable investor’s decisions to purchase, hold or sell the Company’s stock. In short, any information that reasonably could be expected to affect the price of the stock, whether positively or negatively, should be considered material. However, other circumstances may exist where the price of the Company’s securities is irrelevant as to whether the information in question is material.

b.	Information, whether positive or negative, relating to the following topics often is deemed to be material. Such information includes, but is not limited to, the following:

●
write-downs or write-offs of assets;
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projections of future earnings or losses, or other earnings guidance;
●
changes in previously disclosed financial information or earnings guidance;
●
news of a pending or proposed joint venture, merger, acquisition, divestiture or tender offer;
●
news of a significant purchase or sale of assets or of a potential purchase or sale;
●
the disposition of a subsidiary;
●
recapitalizations;
●
issuer tender offers;
●
changes in management, including changes to the Company’s Board of Directors or other major changes to management;

●
significant increases or declines in backlog orders or the award of a significant contract;
●
the gain or loss of, or disputes or settlements with, a substantial customer or supplier (or other critical counterparty);
●
significant new products, services or discoveries;
●
extraordinary borrowings;
●
major litigation;
●
criminal indictments
●
changes in dividend policies;
●
the proposed offering or issuance of new securities;
●
government investigations;

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● significant changes in operations; ● substantial changes in accounting methods; ● labor disputes, including strikes or lock-outs;	● financial liquidity problems; and ● additions to reserves for bad debt or contingent liabilities.

c.

Please note that the above solely constitutes examples, and any other information, whether positive or negative, that could reasonably affect the price of the Company’s securities is also material for purposes of this Policy.

d.

If your securities transactions become the subject of an investigation, they will be viewed after-the-fact with the benefit of hindsight. Thus, before engaging in any transaction, you should carefully consider how the SEC and others, including the Israel Securities Authority, might view your transaction in hindsight.

When Information is Public.

a.

Non-public information is information that generally has not been made available to investors. Information received under circumstances where it is not yet in general circulation or where the recipient knows or should know that only an insider could have provided the information is also deemed non-public information.

b.

For non-public information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace with sufficient time to be assessed by the marketplace in general rather than a particular segment of the market. Once material, non-public information has been released to the investing public, it is still necessary to provide the investing public with sufficient time to absorb the information.

c.

Material, non-public information is not made public by selective dissemination. Material, non-public information improperly disclosed only to a particular institutional investor or group of investors or to a particular analyst or group of analysts is a violation of this Policy as well as Regulation FD. Such disclosures can also result in a violation of the SEC’s insider trading rules. Similarly, partial disclosure does not constitute public dissemination. When any material component of the non-public information possessed by the Company or an affiliate has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

d.

To show that material information is public, you should be able to point to some fact that verifies the information has become generally available from the Company itself. For example, disclosure must have been made by the Company via a national business and financial wire service (Businesswire, PR Newswire or Dow Jones), a national news service (Reuters, Associated Press or United Press International), a national newspaper of record (The Wall Street Journal or The New York Times), or a publicly disseminated Company disclosure document (e.g., Form 6-K, Form 20-F, proxy statement or prospectus). The circulation of rumors or talk on the street, even if accurate, widespread and/or reported in the media, does not constitute the requisite public disclosure by the Company.

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e.

It is improper for an employee, consultant, director or officer, or their spouses or immediate family members, to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public should be given time to receive the information and act upon it, as a general rule you should not buy or sell any Ordinary Shares or other Company securities until after the close of trading on the first business (trading) day following the release of the material information. Thus, if an announcement is made on a Monday, you should not trade before Wednesday. If an announcement is made on a Friday, you should not trade before Tuesday.

Quiet Periods.

a.

Because the Company’s personnel may be deemed likely to have advance access to periodic financial and other material information, the Company has established a regular “quiet period,” further restricting trading by Company personnel.

b.

The Company’s policy is that all personnel—and their family members—must refrain from trading in its securities during the period beginning at 11:59 p.m. New York time on the 16th of the last month of any fiscal quarter of the Company and ending upon completion of four hours after the commencement of trading on Nasdaq on the day of the Company’s quarterly conference call or such other time as shall be notified for any other trading suspension period declared by the Company. For example, if the Company’s fourth fiscal quarter ends on December 31, the corresponding quiet period would begin at 11:59 p.m., New York time, on December 16 and end upon completion of four hours after the commencement of trading on Nasdaq on the day of the Company’s quarterly conference call.

Presumption Against Trading within Three Months Under Israeli Law

a.

Under applicable provisions of Israeli law, if an office holder purchases securities of the Company within three months of the date that he or she sold securities of the Company (or sells securities of the Company within three months of the date that he or she purchased securities of the Company), it may be considered relevant to whether such person was using inside information, and the office holder could have the burden to prove that he or she was not using inside information.

b.	Therefore, although this Policy does not prohibit purchases and sales by office holders within a three-month period, this Policy strongly discourages such practice.

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Transactions Pursuant to Qualified Trading Plans

a.

Notwithstanding the foregoing, transactions effected pursuant to a Qualified Trading Plan shall be permitted by this Policy. A “Qualified Trading Plan” means a written plan for purchasing or selling securities of the Company which meets each of the following requirements: (1) the plan is adopted during a period other than a “quiet period”; (2) the plan is adopted by the individual during a period when the employee is not in possession of material non-public information; (3) the plan is adhered to strictly by the individual; (4) there is a “cooling off period” between the establishment or modification of the Qualified Trading Plan and the initial trade thereunder in accordance with applicable law and as set forth; (5) at the time it is adopted, the plan conforms to all requirements of Rule 10b5-1(c)(1)(C) under the U.S. Securities Exchange Act of 1934 as then in effect; (6) the plan provides that the transactions be effected on the NASDAQ Stock Market or any other stock market located outside Israel; and (7) the plan provides that the transactions be effected via a non-Israeli broker (although coordination with an Israeli affiliate, branch, agent of such broker shall be permitted).

b.

For the avoidance of doubt, this Policy shall apply to any sale of the Company’s securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Rule 10b5-1 Trading Plans

a.

Notwithstanding anything else contained in this Policy, officers and directors shall be entitled to execute transactions in accordance with a trading plan that is adopted in accordance with Rule 10b5-1 promulgated by the SEC.

b.

However, as a general rule, such plans cannot be established during the pendency of a Company blackout period or at any other time during which the party establishing the plan is in possession of material, non-public information concerning the Company.

Rule of Trading

a.

Generally. The following constitute certain rules prohibiting the misuse of insider information. No Insider nor any other Company employee, consultant, director or officer may violate these rules or authorize or allow any violation of these rules. Any Insider or other Company employee, consultant, director or officer who knows or has reason to suspect that these rules have or may be violated shall bring such actual or potential violation to the immediate attention of the Company’s Chief Legal Officer and may not be retaliated against for disclosing such actual or potential violations.

b.

Rule 1. All transactions in Company securities (purchases, sales, transfers, gifts, etc.) by the Company’s directors and officers and persons designated by the Company’s Chief Legal Officer as being subject to these procedures from time to time, as well as their spouses and members of their immediate family residing with such person.

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c.

Rule 2. No transactions in Ordinary Shares or other Company securities shall be permitted by the Company’s directors or employees or officers or any other person designated by the Company’s Chief Legal Officer as being subject to this restriction from time to time during a “trading blackout period.” The Company has established quarterly trading blackout periods beginning on the fifteenth day of the last month of each quarter and ending on the first full trading day following the day the Company publishes its earnings press release for that quarter. The Chief Legal Officer may institute additional trading blackout periods as appropriate. No transactions in Ordinary Shares or other Company securities will be permitted during any trading blackout period established by the Company by those persons to whom such trading blackout period applies.

d.

Rule 3. No employee, consultant, director or officer of the Company, while in possession of non-public information relevant to a security, shall purchase, sell, recommend or direct the purchase or sale of that security for himself/herself, his/her friends or family, the Company, any affiliate or any third party including any account over which he/she or a related entity has investment authority.

e.

Rule 4. No Insider shall utilize or take advantage of inside information to purchase or sell or recommend or direct the purchase or sale of a security for his/her own account or for any account over which he/she has a direct or indirect beneficial interest, including an account held by or for any family member (e.g., custodial account for a minor child), or for any other account over which he/she has discretionary investment authority or power of attorney (e.g., a spouse’s account or elderly parent’s account) or an account for which he/she or a related entity serves as an investment advisor.

f.

Rule 5. No Insider shall disclose inside information to any person unless such disclosure is both authorized by the Company under its stated policies and necessary to effectively carry out the project or transaction for which the Company has been approached or engaged.

g.

Rule 6. No Insider shall engage in “tipping” or solicit or recommend, whether formally, informally, orally or in writing, the purchase or sale of any security based on inside information relevant to that security.

h.	Rule 7. No Insider shall misappropriate confidential information held by the Company in connection with the purchase or sale of securities.
i.

Rule 8. The foregoing prohibitions apply not only to all securities directly affected by the inside information, including any options related to those securities, such as puts, calls or index securities, but also to any other securities including debt securities that may be reasonably expected to be indirectly affected by the public disclosure of the inside information.

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j.	Rule 9. No Insider shall make purchases of any Ordinary Shares or other Company securities on margin or engage in short sales.
k.	Rule 10. No Insider shall engage in the purchase or sale of puts, calls or index securities that violate any of the foregoing rules.
l.

Rule 11. The very same restrictions that apply to employees, consultants, directors and officers apply to their family members and any others living in their household. Family members include spouses, children, stepchildren, grandchildren, parents, grandparents, siblings, and in-laws as well as all persons (whether or not related to the employee, consultant, director or officer) who are financially dependent on the employee, consultant, director or officer, or whose investments are controlled by the employee, consultant, director or officer. Employees are expected to be responsible for seeing that members of their immediate family and personal household comply with these restrictions. In addition, these restrictions apply to any entities influenced or controlled by employees, consultant, directors and officers, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated as if they were for such employee’s, consultant’s, director’s and officer’s own account.

m.

Rule 12. When information about the Company is proprietary or could have an impact on the Company’s share price, employees, consultants, directors and officers must not pass the information on to others. The aforementioned penalties apply, whether or not you get any benefit from another’s actions.

n.

Rule 13. To reduce the chances of inadvertent tipping of non-public information, any non-public information that might be considered should not be discussed with any person outside the Company. In addition, employees, consultants, directors and officers should avoid recommending to any person the purchase or sale of the Ordinary Shares or other Company securities. Caution must especially be used when receiving inquiries from securities analysts, investors, prospective investors, companies in the same business as the Company and members of the press. All such inquiries should be referred to the Company’s Chief Legal Officer. In addition, the Company has adopted Corporate Governance Guidelines that specify that only certain authorized persons in management should speak to the financial community regarding the Company’s financial condition, results of operations or strategic or other business matters. Disclosure of material, non-public information concerning the Company by anyone acting on its behalf can result in a violation of Regulation FD. Violations of Regulation FD can result in sanctions against the disclosing party as well as the Company itself.

o.

Rule 14. Any person who has any questions about specific transactions may obtain additional guidance from the Company’s Chief Legal Officer; however, please remember that the ultimate responsibility for adhering to this Policy on Insider Trading and avoiding improper transactions rests with the employee, consultant, director or officer.

Termination

a.

The restrictions set forth in this Policy apply to Insiders following the termination of their employment, engagement or term of office, as applicable, for the longer of the following: (1) if the Insider is aware of material non-public information when his or her employment,

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engagement or term of office terminates, until such information ceases to be material or until the close of business on the second trading day following the date on which such information is publicly disclosed, (2) if the termination of employment, engagement or term of office occurs during a quiet period, until the expiration of the quiet period and (3) for such period as the Company shall determine such person is likely to be in possession of material non-public information, such determination shall be made by at least two of the following individuals (excluding the Insider): the Company’s Chairman of the Board; Chairman of the Audit Committee; Chief Executive Officer; Chief Financial Officer; or Chief Legal Officer.

Confidentiality of Non-public Information

a.

Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is forbidden. If an Insider receives inquiries about the Company from securities analysts, reporters, or others, decline to comment and direct them to the Company’s General Counsel. Keep all memoranda, correspondence, and other documents that reflect nonpublic information in a secure place, such as a locked office, a locked file cabinet, or a protected computer file, so that they cannot be seen or accessed by third persons.

b.

No Insiders at any time should participate in discussions or “talkbacks” regarding the Company in Internet chat rooms, message boards, websites, or other similar venues. Posting Company information to such venues would be considered a violation of this Policy and be subject to appropriate disciplinary actions. Do not discuss material non-public information where it may be overheard, such as in restaurants, elevators, restrooms, and other public places. Remember that cellular phone conversations are often overheard and that voicemail and e-mail messages may be retrieved by persons other than their intended recipients if not carefully addressed. Any intentional or unintentional disclosure of material non-public information should be reported immediately to the Company’s Chief Financial Officer or Chief Legal Officer.

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Company Assistance

If you have any questions about specific transactions, you may obtain additional guidance from the Company’s legal department and are strongly encouraged to do so. Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment.

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